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                                                                    EXHIBIT 10.6

                             DISTRIBUTION AGREEMENT

              THIS DISTRIBUTION AGREEMENT ("Agreement") is made and entered into this 28th day of the month of June, 1999 by and between Advanced Plant Pharmaceuticals, Inc. ("APPI") a Delaware corporation, having a principal office at, 75 Maiden Lane, New York, New York 10038, and Ambar Pharmacies and Health, Inc., an Israeli corporation, having its principal offices at 30 Aba Hilel Street, Ramat-Gan, Israel, 52532 ("Ambar").

                                   WITNESSETH

       WHEREAS, APPI manufactures and produces certain pharmaceutical "Products" (as listed in Exhibit A attached hereto and as may be amended from time to time) and would like Ambar to distribute such Products in Israel (hereinafter referred to as the "Territory") and Ambar is willing to become a distributor of such Products, all on the terms hereinafter set forth;

    NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

              1. TERM. This Agreement will remain in effect from the date hereof until December 31, 2000, unless terminated sooner as hereinafter provided.

              2. APPOINTMENT. APPI hereby appoints Ambar during the Term of this Agreement, and Ambar hereby accepts such appointment, as APPI's exclusive distributor of the Products in the Territory.

              3. SALE AND PURCHASE OF PRODUCTS.

                     a. From the date hereof through December 31, 1999 ( the "Initial Purchase Period"), APPI will sell to Ambar, and Ambar will purchase from APPI the following:

       not less than 2,000 units of Lo-Chol 60/1000 ("Lo-Chol 60") at a purchase price of $5.23 per unit and 1,000 units of ACA 70/1000 ("ACA") at a purchase price of $17.83 for an aggregate purchase price of $28,290 (the "Initial Period Minimum Purchase Price").

                     b. The Initial Period Minimum Purchase Price is to be paid, in U.S dollars, as follows: ten percent (10%) of the Initial Period Minimum Purchase Price, $2,829 is to be wired to APPI's designated bank account or shall be paid by Ambar using its business credit card within twenty (20) business days of the signing of this Agreement. The remaining ninety percent (90%) of the Initial Period Minimum Purchase Price is to be wired to APPI's designated bank account at the time Ambar places an order for the Products or Ambar may, at the time Ambar places an order for the Products, provide evidence of approval of payment using its business credit card or a letter of credit acceptable to APPI such that payment will be made to APPI no later than sixty (60) days from when APPI makes the Products available to Ambar for pick-up. (For example, after Ambar pays 10% of the Initial Period Minimum


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Purchase Price, $2,829, then a subsequent order by Ambar for $5,000 worth of
Products would only require Ambar to pay the remaining 90% percent of the purchase price, $4,500.)

                     c. From January 1, 2000 through December 31, 2000 (the "Second Purchase Period"), APPI will sell to Ambar, and Ambar will purchase from APPI, Lo-Chol 60 at a purchase price of $5.23 per unit and/or ACA at a purchase price of $17.83 per unit, which the total cost of such Products shall not be less than an aggregate purchase price of $60,000 (the "Second Period Minimum Purchase Price").

                     d. The Second Period Minimum Purchase Price is to be paid, in US dollars, as follows: ten percent (10%) of the Second Period Minimum Purchase Price, $6,000, is to be wired to APPI's designated bank account or shall be paid by Ambar using a letter of credit acceptable to APPI or its business credit card on January 15, 2000. The remaining ninety percent (90%) of the Second Period Minimum Purchase Price is to be wired to APPI's designated bank account at the time Ambar places an order for the Products or Ambar may, at the time Ambar places an order for the Products, provide evidence of approval of payment using its business credit card or a letter of credit acceptable to APPI such that payment will be made to APPI no later than sixty (60) days from when APPI makes the Products available to Ambar for pick-up.

                     e. Payments for Products ordered by Ambar, other than the minimum purchases as outlined in subsections (b) and (d) of this Section, is to be wired to APPI's designated bank account at the time Ambar places an order for the Products or Ambar may, at the time Ambar places an order for the Products, provide evidence of approval of payment using its business credit card or a letter of credit acceptable to APPI such that payment will be made to APPI no later than sixty (60) days from when APPI makes the Products available to Ambar for pick-up.

                     f. APPI, at its expense, will make available the Products ordered by Ambar, within thirty (30) days after Ambar requests such Products. APPI will make the Products available by giving notice to Ambar, in accordance with Section 15 of this Agreement, that such ordered units are available for pick up by Ambar at APPI's principal office located at 75 Maiden Lane, New York, NY 10038. After such notice is given to Ambar and such ordered Products are made available at APPI's principal office, title to and all risk of loss of and damage to the Products will pass to Ambar.

       4. EXCLUSIVITY; SALES BY DISTRIBUTOR.

              a. While this Agreement is in effect, APPI hereby grants to Ambar the exclusive rights to sell the Products in the agreed Territory . While this Agreement remains in effect, APPI will not, directly or indirectly, sell the Products within the Territory and will not permit anyone else, either directly or indirectly, to sell or otherwise exploit the Products within the Territory.

              b. Ambar may sell the Products in such manner and on such terms as approved by APPI. Ambar will comply with all applicable laws, rules and regulations in selling and in otherwise dealing with the Products.

              c. Should APPI, in its sole discretion, decide to market and sell the Products in any or all of



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the "Extended Territories" (defined below), APPI acknowledges that it shall provide Ambar with a right of first refusal to act as an exclusive distributor for the Products in those areas subject to agreed upon terms by both parties. The Extended Territories shall include any one or all of the following areas:
Turkey, Jordan, Holland and Denmark. APPI agrees that upon a decision by its Board of Directors to market and sell the Products in the Extended Territories, APPI will provide Notice to Ambar (as provided in Section 15 of this Agreement) of such decision, upon which Ambar shall have fifteen business days to exercise its right of first refusal by notifying the Company.

              d. Neither Ambar, nor its officers, employees or agents will be deemed to be the agents, employees, partners, co-venturers or representatives, legal or otherwise, of APPI for any purpose whatsoever.

       5. ADVERTISING. On the last day of the Initial Purchase Period, December 31, 1999, APPI will provide a rebate to Ambar in the amount of five percent of the gross purchase price of the products ordered by Ambar during such period, so long as such rebate is understood by Ambar to be used solely for marketing and advertising of the Products in the agreed upon Territory. Evidence that such rebate was used by Ambar solely for marketing and advertising of the Products in the agreed upon Territory shall be provided to APPI and if such evidence is not provided, Ambar agrees to return said rebate to APPI.

       APPI acknowledges that during the Term of this Agreement Ambar may suggest and recommend to APPI marketing and promotional strategies to help Ambar sell the Products in the stated Territory. APPI, after review and approval of such marketing and promotional strategies and at APPI's sole discretion, will match, dollar for dollar in U.S. currency, those funds which Ambar is willing to contribute towards such marketing and promotional strategies with the understanding and acknowledgment by Ambar that APPI will not contribute in excess of ten thousand dollars ($10,000) throughout the Term of this Agreement. Should APPI review and approve such marketing expenses, APPI will notify Ambar of such approval, Ambar will notify APPI regarding the dollar amount that Ambar expects to contribute, APPI within fifteen business days will then match such stated amount by sending a check or wire transfer to Ambar, and Ambar will then provide to APPI evidence that such funds were expended on the agreed upon marketing and promotional items.

       6. CONFIDENTIALITY. Ambar hereby acknowledges and agrees that as per the Confidentiality Agreement signed between Ambar and APPI, dated April 8, 1999 (a copy of which is annexed hereto), all Confidential Information is and shall remain the exclusive property of APPI.

       7. RIGHT TO RENEW. The Term of this Agreement may be renewed by written agreement of APPI and Ambar. Nothing contained herein shall be deemed to create any express or implied obligation on the part of either party to renew or extend this Agreement; however, the undersigned parties agree, in six months from the date hereof, to evaluate the success of this Agreement and may negotiate, in good faith, a potential five year extension of this Agreement with terms to be agreed upon. Each party in its sole discretion shall have the right to determine, for any reason whatsoever, not to renew, continue or extend this Agreement.

       8. PATENTS AND TRADEMARKS. Ambar acknowledges and agrees that APPI is the sole and exclusive owner of all right, title and interest in and to the products Lo-Chol and ACA and that Ambar will not claim or assert any rights or interests in the trademarks or patents of such names and/or Products. Nothing contained in this Agreement shall operate as or be construed as an assignment, grant or other transfer of



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any kind of any of APPI's right, title, or interest in or to any of the trademarks or patent rights of Lo-Chol and ACA.

       9. INDEMNITY. Ambar agrees to indemnify and hold harmless APPI and its Affiliates and any director, officer, stockholder, employee or agent of any of them from and against any and all claims, losses, liabilities, damages, costs, and expenses (including, but not limited to, attorneys', expert witness and accounting fees and expenses) which may be sustained and arise out of Ambar's activities, or those of its employees or agents, including without limitation, any misrepresentations or misleading statements in respect of the Products or any violation by Ambar of any of the provisions of this Agreement.

       10. EXPENSES. All expenses and costs incurred by Ambar in the performance of its obligations under this Agreement shall be the sole responsibility of Ambar and shall not be advanced or reimbursed by APPI other than those outlined in Section 5 of this Agreement.

       11. ASSIGNABILITY. Ambar may not assign, transfer or delegate this Agreement or any of its rights or obligations under this Agreement without the prior written consent of APPI, and any attempted assignment, transfer or delegation without such consent shall be deemed null and void and of no effect.

       12. TERMINATION. This agreement may be terminated by either party in case of a breach of any of the material terms of this agreement by giving ninety (90) days prior written notice to the other party. If this Agreement is terminated by Ambar, Ambar acknowledges to fulfill payment to APPI for both of the minimum purchase requirements as outlined in Section 3 above. If Ambar fails to meet the stated minimum purchase requirements or fails to make timely payments in accordance with this Agreement then APPI shall treat such action as a material default and may terminate this Agreement and/ or seek liquidated damages from Ambar.

       13. GOVERNING LAW. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the Sate of New York without reference to its conflict of law principles.

       14. ENTIRE AGREEMENT. This Agreement, constitutes the entire agreement between APPI and Ambar. This Agreement supersedes any prior or existing contracts and arrangements by and between APPI and Ambar for the distribution of the Products in the Territory.

       15. NOTICE. Any notice required hereunder shall be made in writing by hand-delivery, telefax, telex, courier, registered air mail, electronic mail, or by any other means of delivery which enables the sending party to verily receipt thereof Such notice shall be deemed given (a) at the actual time of receipt in the case of hand-delivery or transmission by telefax, (b) Upon receipt of tile addressee's answer back on the sender's machine in case of transmission by telex, and (c) three (3) business days after sending in case of notice by courier, cable or registered air mail. Any notices shall be sent to the following addresses:


       If to APPI:                           If to Ambar:

       Advanced Pharmaceuticals, Inc.            Ambar Pharmacies & Health, Inc.
       Attention: Sam Berkowitz                  Ambar Abraham


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       75 Maiden Lane                            30 Aba Hilel Street
       New York, NY 10038                        Ramat-Gan, Israel 53532

Either party may change the address to which notices are to he sent to it by giving notice of such change of address to the other party in the manner herein provided for giving notice.

       16. COUNTERPARTS. This Agreement may he executed in any number of separate counterparts, each of which shall be deemed to be original but which together shall constitute one in the same instrument.







IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.


AMBAR PHARMACIES AND HEALTH, INC.            ADVANCED PLANT
                                                   PHARMACEUTICALS, INC.



 BY /s/ Ambar Abraham                         By /s/ David Lieberman
    -----------------------                      ------------------------------
Name: Ambar Abraham                          Name:  David Lieberman
    Title:                                           Title: President



                                    EXHIBIT A



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    -Lo-Chol  60/1000

    -ACA 70/1000